Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Digirad Corporation for the registration of up to $20,000,000 in aggregate principal amount of its common stock, preferred stock, warrants, debt securities, and/or units and to the incorporation by reference therein of our report dated March 20, 2014, with respect to the consolidated financial statements of Digirad Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Diego, California January 15, 2015